Execution Version

THE INDEBTEDNESS EVIDENCED BY THIS CREDIT AGREEMENT IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF SUCH INDEBTEDNESS, PLEASE CONTACT THE TREASURER OF THE BORROWER AT THE ADDRESS SET FORTH IN THE NOTICE PROVISIONS HEREOF.

SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 2, 2019 between ENVIVA WILMINGTON HOLDINGS, LLC, as Borrower and ENVIVA, LP, as Lender

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS    1

1.1	DEFINED TERMS 1

1.2	TERMS GENERALLY 9

1.3	ACCOUNTING TERMS; GAAP 9
ARTICLE II THE CREDITS    9

2.1	LOANS 9

2.2	REQUESTS FOR REVOLVING LOANS 10

2.3	FUNDING OF REVOLVING LOANS 10

2.4	TERMINATION AND REDUCTION OF REVOLVING COMMITMENT 10

2.5	REPAYMENT OF LOANS 11

2.6	PREPAYMENT OF LOANS 11

2.7	INTEREST 12

2.8	PAYMENTS GENERALLY 13

i

ARTICLE III REPRESENTATIONS AND WARRANTIES    13

3.1	ORGANIZATION; POWERS 13

3.2	AUTHORIZATION; ENFORCEABILITY 13

3.3	GOVERNMENTAL APPROVALS; NO CONFLICTS 13

3.4	FINANCIAL CONDITION; NO MATERIAL ADVERSE CHANGE 14

3.5	PROPERTIES. 14

3.6	LITIGATION 14

3.7	COMPLIANCE WITH LAWS AND AGREEMENTS 14

3.8	TAXES 14
ARTICLE IV CONDITIONS    15

4.1	EACH REVOLVING LOAN 15
ARTICLE V AFFIRMATIVE COVENANTS    15

5.1	FINANCIAL STATEMENTS AND OTHER INFORMATION 15

5.2	NOTICES OF MATERIAL EVENTS 16

5.3	EXISTENCE; CONDUCT OF BUSINESS 16

5.4	PAYMENT AND PERFORMANCE OF OBLIGATIONS 16

5.5	MAINTENANCE OF PROPERTIES; INSURANCE 16

5.6	BOOKS AND RECORDS; INSPECTION RIGHTS 17

5.7	COMPLIANCE WITH LAWS 17

5.8	USE OF PROCEEDS 17

5.9	FURTHER ASSURANCES 17
ARTICLE VI NEGATIVE COVENANTS    17

6.1	DEBT 17

6.2	LIENS 18

6.3	FUNDAMENTAL CHANGES 19

6.4	INVESTMENTS, LOANS, ADVANCES AND GUARANTEES 19

6.5	SWAP AGREEMENTS 20

6.6	RESTRICTED PAYMENTS 20

6.7	TRANSACTIONS WITH AFFILIATES, ETC. 20

6.8	SALES OF ASSETS 21

6.9	CERTAIN AMENDMENTS 22

6.10	CHANGE IN THE NATURE OF BUSINESS 22

6.11	LIMITATION ON RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS 22
ARTICLE VII EVENTS OF DEFAULT AND REMEDIES    22

7.1	EVENTS OF DEFAULT 22

7.2	REMEDIES 24
ARTICLE VIII MISCELLANEOUS    24

8.1	NOTICES 24

8.2	WAIVERS; AMENDMENTS 25

8.3	EXPENSES; INDEMNITY; DAMAGE WAIVER 25

8.4	SUCCESSORS AND ASSIGNS; REGISTER 26

8.5	SURVIVAL 27

8.6	COUNTERPARTS; INTEGRATION; EFFECTIVENESS 27

8.7	SEVERABILITY 27

8.8	RIGHT OF SETOFF 27

8.9	GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS 28

8.10	WAIVER OF JURY TRIAL 28

8.11	HEADINGS 29

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EXHIBIT:

Exhibit A            Form of Borrowing Request

SCHEDULE:

Schedule 3.6         Litigation

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of April 2, 2019, is between ENVIVA WILMINGTON HOLDINGS, LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Borrower”), and ENVIVA, LP, a Delaware limited partnership (together with its successors and assigns, the “Lender”).
W I T N E S S E T H
WHEREAS, Holdings (as defined herein) was a party, as the lender, under that certain Amended and Restated Credit Agreement, dated as of June 30, 2018 (the “Existing Credit Agreement”);
WHEREAS, in connection with the consummation of the transactions contemplated by that certain Contribution Agreement, dated as of March 21, 2019 (the “Contribution Agreement”), Holdings assigned its rights and obligations under the Existing Credit Agreement to Enviva Partners, LP, a Delaware limited partnership (“Enviva Partners”), and Enviva Partners assigned its rights and obligations under the Existing Credit Agreement to Lender;
WHEREAS, each of Holdings and Enviva Partners has been released from all rights and obligations under the Existing Credit Agreement; and
WHEREAS, the Borrower and the Lender desire to amend and restate the Existing Credit Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit, and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Defined Terms. As used in this Agreement (including the recitals above), the following terms have the meanings specified below:
“Affiliate” means, with respect to a specified Person, another Person that, directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided the Lender and its Affiliates (other than the Borrower and its Subsidiaries), on the one hand, and the Borrower and its Subsidiaries, on the other hand, shall not be deemed Affiliates of each other.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Applicable Margin” means 1.75%.
“Asset Sale” means (a) any Disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property (including Equity Interests of any Subsidiary by the holder thereof) by the Borrower or any Subsidiary to any Person (other than, with respect to any Disposition by a Subsidiary, to the Borrower or any other Subsidiary) and (b) any issuance or sale by any Subsidiary of its Equity Interests to any Person (other than to the Borrower or any other Subsidiary).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.
“Borrower LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Borrower (including any schedules, exhibits, or attachments thereto), dated as of December 29, 2016, as amended, supplemented, or otherwise modified from time to time in accordance with its terms and conditions and the terms and conditions hereof.
“Borrowing Request” means a request by the Borrower for the funding of an increase in the outstanding principal amount of the Revolving Loan in accordance with Section 2.2 in a form substantially similar to the form attached as Exhibit A, or otherwise in a form reasonably approved by the Lender.
“Business” has the meaning set forth in the Borrower LLC Agreement.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper, asset-backed securities, auction rate securities, or similar instruments, in each case maturing within twelve months from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or P-1 from Moody’s; and
(c)    investments in certificates of deposit, banker’s acceptances, and time deposits, in each case maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and whose senior unsecured debt obligations are rated not less than A by S&P or A2 by Moody’s.
“Casualty Event” means, with respect to any property of any Person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation in excess of $250,000, including any such taking of all or any part of any property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any property of any Person or any part thereof by any Governmental Authority, civil, or military.
“Change in Control” means:
(a)    the Sponsors shall, collectively, cease to own, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower and its Subsidiaries; or
(b)    anyone other than an Affiliate of the Lender becomes the Managing Member of the Borrower except as a result of the removal of the Lender or an Affiliate of the Lender as Managing Member pursuant to Section 4.4(b) of the Borrower LLC Agreement; or

(c)    the sale, lease, transfer, conveyance, or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries (other than a Project Disposition involving the Hamlet Plant), taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract, or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Debt” of any Person means, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services that are due more than 90 days from the date of the invoice for such property or services or are more than 90 days past due other than those being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (e) all Debt of other entities secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed by such Person; (f) all Guarantees by such Person of Debt of others; (g) Capital Lease Obligations of such Person; (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and (i) all obligations, contingent, or otherwise, of such Person in respect of bankers’ acceptances. The Debt of any Person includes the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is legally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide such Person is not liable therefor. Notwithstanding the foregoing, and for the avoidance of doubt, offtake arrangements entered into by the Borrower or any of its Subsidiaries shall not constitute “Debt”.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time, or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.7(b).
“Dispose” means, with respect to any property, to sell, lease, engage in a sale and leaseback with respect thereto, assign, convey, transfer, or otherwise dispose thereof (other than (i) the granting of a Permitted Lien, (ii) the occurrence of a Casualty Event, or (iii) the issuance of equity by the Borrower to a Sponsor). The term “Disposition” has a correlative meaning.
“Dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” means April 2, 2019.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Event of Default” has the meaning set forth in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Final Payment Date” means the date on which all Obligations (other than obligations for taxes, costs, indemnifications, and reimbursements in respect of which no claim or demand for payment has been made) have been paid and the Revolving Commitment has expired or been terminated.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Approval” means: (a) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction, or publication of, by, or with; (b) any notice to; (c) any declaration of or with; or (d) any registration by or with, or any other action by or on behalf of, any Governmental Authority.
“Governmental Authority” means the government of any nation, any political subdivision of any nation, whether state, provincial, territorial, or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities, or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital, or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation, but the term Guarantee does not include endorsements for collection or deposit in the ordinary course of business.
“Hamlet Plant” means the industrial wood pellet biomass plant to be located in Hamlet, North Carolina, capable of producing as least 500,000 MT of industrial wood pellet biomass per year.
“Highest Lawful Rate” means the maximum rate of interest the Lender is permitted to contract for, charge, or receive under Law.
“Holdings” means Enviva Holdings, LP, a Delaware limited partnership.
“Interest Payment Date” means (a) the last day of each fiscal month of the Lender and (b) the Maturity Date.
“Investment” has the meaning set forth in Section 6.4.
“Law” means (a) a statute, permit, ordinance, treaty, rule, or regulation of any Governmental Authority and (b) a court decision, judgment, order, decree, injunction, or ruling.
“Lender” has the meaning set forth in the introductory paragraph of this Agreement.
“LIBOR Rate” means the one-month US Dollar LIBOR rate as reported in The Wall Street Journal on the Effective Date and, thereafter, each Interest Payment Date (or if no such rate is reported on such date, on the most recently preceding date on which such rate was reported), or if The Wall Street Journal is not available, such other publication as shall be reasonably agreed between the Borrower and the Lender. Notwithstanding the foregoing, if the LIBOR Rate is less than zero, such rate will be deemed zero for purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge, or security interest in, on, or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loans” means the collective reference to the Revolving Loan and the Term Loan.
“Managing Member” has the meaning set forth in the Borrower LLC Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) any Project, (c) the ability of the Borrower to perform any of its obligations under this Agreement, or (d) the rights or remedies available to the Lender under this Agreement.
“Material Debt” means, at any time, Debt of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000 at such time.
“Maturity Date” means the earliest of (i) June 30, 2022, (ii) the date of termination of the Revolving Commitment and (iii) the date on which both (A) the Project Disposition involving the Hamlet Plant shall have been consummated and (B) all Scheduled Disputes shall have been finally settled; provided (i) after the Lender has received a written request from the Borrower, the then-current Maturity Date may be extended by up to six months in the sole and absolute discretion of the Lender and (ii) following the exercise of the extension provided for in the immediately preceding clause (i), the then-current Maturity Date may be extended for an additional six-month period upon a written request from the Borrower, in each case in the sole and absolute discretion of the Lender.
“Member” has the meaning set forth in the Borrower LLC Agreement.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
“Net Cash Proceeds” means cash proceeds received by the Borrower or any of its Subsidiaries with respect to any issuance of Debt, any Asset Sale, or any insurance or condemnation proceeds with respect to any Casualty Event (including cash proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries) in respect of noncash consideration initially received) net of (i) related expenses (including brokers’ fees or commissions, legal, accounting, and other professional and transactional fees, and taxes, including transfer and other taxes and the Borrower’s good faith estimate of income taxes, paid or payable in connection therewith); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated therewith (but any such amounts that are released from such reserve will constitute Net Cash Proceeds at the time of release); (iii) with respect to Asset Sales, the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Asset Sale (but any such cash proceeds that are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale will constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest, and other amounts in respect of any Debt for borrowed money that is secured by a senior Lien on the asset sold in such Asset Sale and that is repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset); and (v) other customary fees, commissions, costs, and other expenses incurred in connection therewith.
“Obligations” means, collectively, all principal of and interest on the Loans, fees, costs, indemnities, and other obligations, liabilities, and indebtedness arising out of or in connection with this Agreement, whether due by acceleration or otherwise, of the Borrower to the Lender, whether now existing or hereafter incurred, whether direct or indirect, absolute, or contingent, including interest accruing at any post-default rate and interest accruing after the commencement of any case, proceeding or other action relating to bankruptcy, insolvency, reorganization, or any similar proceeding of the Borrower whether or not a claim for post-petition interest is allowed in any such proceeding.
“Permitted Liens” means Liens permitted pursuant to Section 6.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.
“PIK Interest” has the meaning set forth in Section 2.7(c).
“Project” has the meaning set forth in the Borrower LLC Agreement.
“Project Disposition” means the occurrence of any of the following: (i) any Disposition by the Borrower or any of its Subsidiaries of any Equity Interests in any Subsidiary of the Borrower (other than to the Borrower or another Subsidiary of the Borrower); (ii) any issuance of Equity Interests by any Subsidiary of the Borrower (other than to the Borrower or another Subsidiary of the Borrower); or (iii) any Disposition by the Borrower or any of its Subsidiaries of any material portion of any Project (other than to the Borrower or another Subsidiary of the Borrower).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, managers, officers, employees, agents, trustees, administrators, representatives, and advisors of such Person and such Person’s Affiliates.
“Responsible Officer” means (a) with respect to the Borrower, the chairman, vice chairman, chief executive officer, chief financial officer, chief operating officer, president, executive vice president, managing director, principal accounting officer, treasurer, controller, general counsel, secretary, or assistant secretary of the Managing Member or any other officer of the Managing Member designated by any two of the foregoing officers in a notice to the Lender and (b) with respect to any other Person, any of the principal executive officers, managing members, or general partners of such Person.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities, or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any such Equity Interests in the Borrower or any of its Subsidiaries or any option, warrant, or other right to acquire any such Equity Interests in the Borrower or any of its Subsidiaries.
“Revolving Commitment” means the commitment of the Lender to fund increases in the amount of the Revolving Loan at the request of the Borrower, as such commitment may be reduced from time to time pursuant to Section 2.4. The initial amount of the Revolving Commitment on the Effective Date is $60,000,000.
“Revolving Credit Exposure” means, at any time, the outstanding principal amount of the Revolving Loan at such time.
“Revolving Loan” has the meaning set forth in Section 2.1(a).
“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
“Scheduled Disputes” means the disputes described on Schedule 3.6.
“Sponsors” means (a) the Lender and its Affiliates (other than the Borrower and its Subsidiaries) and (b) John Hancock Life Insurance Company (U.S.A.) and its Affiliates (other than the Borrower and its Subsidiaries).

“Subsidiary” has the meaning set forth in the Borrower LLC Agreement. Unless otherwise specified, any reference in this Agreement to Subsidiaries shall be deemed a reference to direct or indirect Subsidiaries of the Borrower.
“Swap Agreement” means any agreement with respect to any swap, forward, future, or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial, or pricing indices or measures of economic, financial, or pricing risk or value or any similar transaction or any combination of these transactions, except no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, or consultants of the Borrower or its Subsidiaries will be a Swap Agreement. For the avoidance of doubt, put options and floors shall not constitute a “Swap Agreement” for the purposes of this definition.
“Term Loan” has the meaning set forth in Section 2.1(b).
1.2    Terms Generally. The definitions of terms in this Agreement apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine, and neuter forms. The words “include”, “includes”, and “including” will be deemed to be followed by the phrase “without limitation”. The word “will” will be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference in this Agreement to any other agreement, instrument, or document will be construed as referring to such agreement, instrument, or document as from time to time amended, amended and restated, supplemented, or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements, or modifications set forth in this Agreement), (b) any reference in this Agreement to any Person will be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof”, and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision, (d) all references in this Agreement to Articles, Sections, Exhibits, and Schedules will be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law, unless otherwise specified, refers to such Law as amended, modified, or supplemented from time to time, and (f) the words “asset” and “property” will be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.
1.3    Accounting Terms; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Lender hereunder shall reflect amounts in Dollars and shall be prepared in accordance with GAAP applied on a basis consistent with the financial statements delivered pursuant to Section 3.4(a), except for changes in which the Borrower’s independent certified public accountants concur.
ARTICLE II
THE CREDITS
2.1    Loans. Subject to the terms and conditions set forth in this Agreement, from time to time from the effective date of the Existing Credit Agreement to but excluding the Maturity Date the Lender agrees to make (a) a revolving loan (the “Revolving Loan”) to the Borrower in an aggregate principal amount that will not result in the Revolving Credit Exposure exceeding the Revolving Commitment, which Revolving Loan shall be evidenced by, and governed by, this Agreement and (b) a term loan (the “Term Loan”) to the Borrower in an aggregate principal amount sufficient to cover PIK Interest, which Term Loan shall be evidenced by, and governed by, this Agreement. Within the foregoing limits and subject to the terms and conditions set forth in this Agreement, the Borrower may borrow, repay, and re-borrow the Revolving Loan.
2.2    Requests for Additional Amounts under the Revolving Loan. To request additional amounts be funded as a portion of the Revolving Loan, the Borrower shall deliver to the Lender by hand delivery, telecopy, or electronic mail a duly completed and executed Borrowing Request not later than 5:00 p.m., New York, New York time (or such later time as approved by the Lender), on the date of the proposed funding of an increase in the Revolving Loan. Each such Borrowing Request will be irrevocable and must specify the following information:
(a)    the amount of the requested funding under the Revolving Loan;
(b)    the date of the proposed funding under the Revolving Loan, which must be a Business Day; and
(c)    the location and number of the Borrower’s account to which funds are to be disbursed.

2.3    Funding of Additional Amounts under the Revolving Loan. The Lender shall fund additional amounts under the Revolving Loan on the proposed date thereof by wire transfer or book transfer of immediately available funds by 7:00 p.m., New York, New York time, to the account of the Borrower or its Subsidiary designated by it for such purpose in the Borrowing Request.
2.4    Termination and Reduction of Revolving Commitment.
(a)    Unless previously terminated, the Revolving Commitment will terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Revolving Commitment, except the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loan in accordance with Section 2.6, the Revolving Credit Exposure would exceed the Revolving Commitment. Each partial reduction of the Revolving Commitment must be in an amount that is an integral multiple of $50,000 and not less than $100,000.
(c)    The Borrower shall notify the Lender of any election by the Borrower to terminate or reduce the Revolving Commitment under Section 2.4(b) or prepay the Loans under Section 2.6(a) at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section 2.4(c) will be irrevocable.
(d)    [reserved.]
(e)    Any termination or reduction of the Revolving Commitment will be permanent and such Revolving Commitment will not be reinstated.
2.5    Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Lender the unpaid principal amount of each Loan (together with all accrued but unpaid interest on the Loans and all other Obligations) on the Maturity Date.
2.6    Prepayment of Loans.
(a)    Subject to prior notice in accordance with Section 2.4(c), the Borrower may at any time and from time to time prepay the Loans made to it in whole or in part, without premium or penalty, in an amount that is an integral multiple of $50,000 and not less than $100,000 (or, if less, the remaining outstanding principal amount thereof); provided the Borrower may prepay the Revolving Loan only if there are no amounts then outstanding under the Term Loan.

(b)    If the Revolving Credit Exposure exceeds the Revolving Commitment, the Borrower shall, within three Business Days (or such later time as approved by the Lender in its sole discretion), repay or prepay the Revolving Loan in an amount sufficient to eliminate such excess.
(c)    On or before the date that is 180 days after the receipt by the Borrower or any of its Subsidiaries of any proceeds from any Asset Sale permitted by Section 6.8(d) or Casualty Event, the Borrower shall use 100% of the Net Cash Proceeds from the proceeds of such Asset Sale or Casualty Event that have not been reinvested (or, if committed to be reinvested, within 90 days after the end of such 180-day period) in assets useful in the Borrower and its Subsidiaries’ business on or before such date (x) first, to pay the Term Loan until no amounts remain outstanding thereon, (y) second, to prepay the Revolving Loan with a contemporaneous permanent reduction in the Revolving Commitment, and (z) third, to pay any other outstanding Obligations.
(d)    On the date the Borrower or any of its Subsidiaries receives any proceeds from any Asset Sale constituting a Project Disposition, the Borrower shall apply Net Cash Proceeds from such Asset Sale in an amount equal to an amount determined by the Lender in its sole and absolute discretion (but, in any case, not to exceed 100% of the Net Cash Proceeds from such Asset Sale) (x) first, to pay the Term Loan until no amounts remain outstanding thereon, (y) second, to prepay the Revolving Loan with a contemporaneous permanent reduction in the Revolving Commitment, and (z) third, to pay any other outstanding Obligations.
(e)    If the Borrower or any of its Subsidiaries receives Net Cash Proceeds from the issuance or incurrence of Debt for money borrowed (other than any cash proceeds from the issuance of Debt permitted by Section 6.1), the Borrower shall simultaneously with the receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries use 100% of such Net Cash Proceeds (x) first, to pay the Term Loan until no amounts remain outstanding thereon, (y) second, to prepay the Revolving Loan with a contemporaneous permanent reduction in the Revolving Commitment, and (z) third, to pay any other outstanding Obligations.
(f)    The Borrower shall, on the last Business Day of each week, to the extent demanded by Lender, prepay Loans in an amount equal to all Excess Cash (as defined below). Excess Cash accepted by the Lender pursuant to this Section 2.6(f) shall be applied to the Loans as follows: (x) first, to pay the Term Loan until no amounts remain outstanding thereon, (y) second, to prepay the Revolving Loan but without a contemporaneous permanent reduction in the Revolving Commitment, and (z) third, to pay any other outstanding Obligations. For purposes of this Section 2.6(f), “Excess Cash” means, at any time, the aggregate amount of cash, cash equivalents, certificates of deposit, and investments in money market funds, in each case, held or owned by (whether directly or indirectly), the Borrower or its Subsidiaries or which are otherwise assets of a nature that would be reflected as cash on the consolidated balance sheet of the Borrower excluding (i) any cash held to pay, in the ordinary course of business, amounts then due and owing to third parties and for which the Borrower or such Subsidiary (as the case may be) has issued checks or has initiated wires or ACH transfers in order to pay such amounts, (ii) cash to be used within two (2) Business Days to pay the purchase price for any acquisition of any assets or property, and (iii) any cash constituting deposits or advance payments held in escrow by a third party subject to customary provisions regarding the payment and refunding of such deposits or advance payments.
2.7    Interest.
(a)    The Loans will bear interest at the lower of (i) the LIBOR Rate plus the Applicable Margin and (ii) the Highest Lawful Rate.
(b)    Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Loans will bear interest, after as well as before judgment, at an annual rate (the “Default Rate”) equal to the lower of (i) 2% plus the rate otherwise applicable to the Loans as provided in Section 2.7(a) and (ii) the Highest Lawful Rate.
(c)    Accrued interest on each Loan will be payable in arrears in cash on each Interest Payment Date and upon termination of the Revolving Commitment, except (i) interest accrued pursuant to Section 2.7(b) will be payable on demand and (ii) unless otherwise elected by the Borrower on each Interest Payment Date, in lieu of a cash interest payment, accrued interest pursuant to Section 2.7(a) shall be deemed to increase the outstanding principal amount of the Term Loan (any interest so deemed to increase the outstanding principal amount of the Term Loan is referred to as “PIK Interest”). For the avoidance of doubt, the Lender shall deem any interest not paid in cash in Dollars on an Interest Payment Date to be automatically deemed to increase the outstanding principal amount of the Term Loan on such Interest Payment Date without any further action on the part of either the Lender or the Borrower.
(d)    All interest payable under this Agreement will be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Lender shall determine the applicable LIBOR Rate, and such determination will be conclusive absent manifest error.

2.8    Payments Generally.
(a)    The Borrower shall make each payment required to be made by it under this Agreement prior to the time specified for such payment (or, if no such time is specified, prior to 7:00 p.m., New York, New York time), on the date when due, in immediately available funds (except as otherwise expressly provided herein), without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments must be made to the Lender at the address on file pursuant to Section 8.1. If any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension. All payments under this Agreement must be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest, and fees (after giving effect to the provisions of Section 2.7(c)) then due under this Agreement, such funds will be applied (i) first, towards payment of interest and fees then due and (ii) second, towards payment of principal then due or otherwise as directed by the Lender in its sole discretion.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender as follows:
3.1    Organization; Powers. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority to carry on its business as now conducted, and (c) is qualified to do business in, and is in good standing (if applicable in a jurisdiction) in, every jurisdiction where such qualification is required, except in each case where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
3.2    Authorization; Enforceability. The transactions contemplated by this Agreement are within the Borrower’s limited liability company powers, and have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid, and binding obligations of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3    Governmental Approvals; No Conflicts. The transactions contemplated by this Agreement (a) do not require any Governmental Approval on the part of the Borrower or any of its Subsidiaries, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any Law applicable to the Borrower or any of its Subsidiaries, except any violation that could not reasonably be expected to have a Material Adverse Effect, (ii) the organizational documents of the Borrower or any of its Subsidiaries, or (iii) any order of any Governmental Authority applicable to the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement, or other instrument binding upon the Borrower, any of its Subsidiaries, or any of their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, except any violation, default, or payment that could not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
3.4    Financial Condition; No Material Adverse Change.
(a)    The Borrower has previously furnished to the Lender its unaudited consolidated balance sheet as of December 31, 2018, and the related statements of operations, equity, and cash flows for the three months then ended. Such financial statements present fairly, in all material respects, the financial position and results of operations, changes in equity, and cash flows of the Borrower and its Subsidiaries as of such date and for such period in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.
(b)    Since December 31, 2018, no event has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
3.5    Properties. The Borrower and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or easements, licenses, or other limited property interests in, all real and personal property necessary for the operation of the Business, subject to no Liens other than Permitted Liens.
3.6    Litigation. Other than the Scheduled Disputes, there are no actions, suits, investigations, or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect or (ii) that involve this Agreement or the transactions contemplated hereby.

3.7    Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with all Laws applicable to it or its property and all indentures, agreements, and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
3.8    Taxes. The Borrower and each of its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed (after giving effect to any extension granted in the time for filing) and has paid or caused to be paid all taxes required to have been paid by it, except (i) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves or (ii) where the failure to file such tax returns or pay such taxes, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
ARTICLE IV
CONDITIONS
4.1    Each Revolving Loan. The obligation of the Lender to fund increases in the outstanding principal amount of the Revolving Loan is subject to the satisfaction of the following conditions:
(a)    The Lender shall have received a Borrowing Request as required by Section 2.2.
(b)    The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or, as to any representations and warranties that are otherwise qualified as to materiality or Material Adverse Effect, as so qualified) on and as of the date of such funding of an increase in the outstanding principal amount of the Revolving Loan, except to the extent any such representation or warranty is stated to relate to an earlier date in which case such representation and warranty shall be true and correct in all material respects on and as of such earlier date.
(c)    No event shall have occurred since December 31, 2018, that has had, or could reasonably be expected to have, a Material Adverse Effect.
(d)    At the time of and immediately after giving effect to such funding of an increase in the outstanding principal amount of the Revolving Loan, no Default or Event of Default shall have occurred and be continuing.

ARTICLE V
AFFIRMATIVE COVENANTS
Until the Final Payment Date, the Borrower covenants and agrees with the Lender as follows:
5.1    Financial Statements and Other Information. The Borrower shall, if requested by the Lender, furnish to the Lender:
(a)    within 60 days following the end of each fiscal quarter, an unaudited quarterly income statement, balance sheet, statement of changes in Members’ capital, and statement of cash flow, prepared in accordance with GAAP (except as therein noted);
(b)    within 150 days after the end of each fiscal year an audited annual income statement, balance sheet, statement of changes in Members’ capital, and statement of cash flow, prepared in accordance with GAAP (except as therein noted); and
(c)    within a reasonable period following any request therefor, such other information regarding the operations, business affairs, and financial condition of the Borrower and its Subsidiaries, or compliance with the terms of this Agreement, as the Lender may reasonably request.
5.2    Notices of Material Events. The Borrower shall furnish to the Lender prompt written notice of the following:
(a)    the Borrower obtaining actual knowledge of the occurrence of any Default;
(b)    the receipt by the Borrower of service with respect to, or the Borrower otherwise obtaining actual knowledge of, the filing or commencement of any action, suit, or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and
(c)    the Borrower obtaining actual knowledge of any other development that has had, or could reasonably be expected to have, a Material Adverse Effect.
The Borrower shall deliver with each notice delivered under this Section 5.2 a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

5.3    Existence; Conduct of Business. The Borrower shall, and shall cause each of its Subsidiaries to, (i) preserve, renew, and keep in full force and effect its legal existence and (ii) take all reasonable action to maintain the rights, licenses, permits, privileges, and franchises material to the conduct of its Business except, in the case of clause (ii) above, where the failure to do so could not reasonably be expected to have a Material Adverse Effect, but the foregoing will not prohibit any merger, consolidation, liquidation, or dissolution permitted under Section 6.3 or any Asset Sale permitted under Section 6.8.
5.4    Payment and Performance of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay and perform its material obligations before the same become delinquent or in default, including tax liabilities, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to pay or perform pending such contest could not reasonably be expected to have a Material Adverse Effect.
5.5    Maintenance of Properties; Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition in accordance with industry practice, ordinary wear and tear excepted, except nothing in this Section 5.5 will prevent the Borrower or any of its Subsidiaries from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its Business and not disadvantageous in any material respect to the Lender and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
5.6    Books and Records; Inspection Rights. The Borrower shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in accordance with GAAP, prudent accounting practice, and applicable Law. The Borrower shall, and shall cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice and subject to applicable safety rules and regulations, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances, and condition with its officers and, so long as the Borrower has been given reasonable notice thereof and an opportunity to participate in such discussions, independent accountants, all at such reasonable times during the Borrower’s and each of its Subsidiaries’ normal business hours (and in a manner so as, to the extent practicable, not to interfere with the normal business operations of the Borrower and each of its Subsidiaries or jeopardize any applicable privileges) and as often as reasonably requested.

5.7    Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all Laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.8    Use of Proceeds. The Borrower shall use the proceeds of any funding of an increase in the outstanding principal amount of the Revolving Loan for the general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall use the proceeds of any increase in the outstanding principal amount of the Term Loan only to pay PIK Interest.
5.9    Further Assurances. The Borrower shall, and shall cause each of the Subsidiaries to, promptly, upon the request of the Lender (a) correct any material defect or error that may be discovered in this Agreement or in the execution thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register, and re-register any and all such further acts, deeds, certificates, assurances, and other instruments the Lender may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement.
ARTICLE VI
NEGATIVE COVENANTS
Until the Final Payment Date, the Borrower covenants and agrees with the Lender as follows:
6.1    Debt. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or permit to exist any Debt, except:
(a)    the Obligations;
(b)    Debt existing on the Effective Date;
(c)    purchase money Debt (including Capital Lease Obligations) incurred to finance the acquisition, construction, or improvement of any equipment and other fixed or capital assets, and any Debt assumed in connection with the acquisition of any assets or secured by a Lien on any such assets prior to the acquisition thereof if the Liens securing such purchase money Debt attach only to the equipment or fixed or capital assets constructed or acquired with the proceeds thereof or such improvements made with the proceeds thereof;
(d)    Debt consisting of reimbursement obligations relating to performance bonds or surety or appeal bonds issued on behalf of or for the benefit of the Borrower or any of its Subsidiaries in the ordinary course of business, including any such bonds provided pursuant to legal or regulatory requirements;

(e)    current payables in respect of bankers’ acceptances, overdraft facilities, automatic clearinghouse arrangements, employee credit card programs, corporate cards and purchasing cards, and other business cash management arrangements in the ordinary course of business;
(f)    Debt arising in connection with endorsement of checks, drafts, or similar instruments of payment for deposit in the ordinary course of business; and
(g)    other Debt in an aggregate principal amount not to exceed $1,000,000.
6.2    Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or permit to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)    Liens in existence on the Effective Date;
(b)    Liens for taxes, assessments, or other governmental charges that are not delinquent or are being contested in good faith and by appropriate proceedings and with respect to which cash reserves have been maintained in accordance with GAAP in compliance with Section 5.4;
(c)    deposits or pledges to secure obligations under worker’s compensation, social security, or similar laws, or under unemployment insurance;
(d)    deposits or pledges to secure bids, tenders, contracts, leases, statutory obligations, performance bonds, surety and appeal bonds, and other obligations of like nature arising in the ordinary course of business;
(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.1(k);
(f)    Liens of mechanics, builders, materialmen, warehousemen, carriers, landlords, or other similar statutory or contractual Liens arising in the ordinary course of business with respect to obligations that are not overdue by more than 60 days or that are being contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been maintained in accordance with GAAP;
(g)    purchase money Liens (including conditional sale contracts and Liens securing Capital Lease Obligations) placed upon equipment or fixed or capital assets hereafter constructed, acquired or improved to secure all or a portion of the purchase price thereof, if (i) such Liens are created substantially simultaneously with the construction, acquisition, or improvement of such assets and (ii) such Liens do not encumber any property of the Company or any Subsidiary other than the equipment or fixed assets so acquired, constructed, or improved;
(h)    encumbrances on real property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property, and defects, deficiencies, and irregularities in the title thereto that do not in the aggregate detract from or impair the value or intended use of the property or assets affected thereby to any material extent;
(i)    Liens arising by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set-off, or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution if (i) such deposit account is not a dedicated cash collateral account, (ii) is not subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States of America, and (iii) is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution to secure any Debt; and
(j)    other Liens on property in respect of aggregate obligations not to exceed $1,000,000.
6.3    Fundamental Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with or into any other Person or liquidate or dissolve except:
(a)    the Borrower may merge with any Person so long as the Borrower is the surviving or continuing Person;
(b)    a Subsidiary may merge into the Borrower or any other Subsidiary or the Borrower; and
(c)    any Subsidiary may liquidate or dissolve if such liquidation or dissolution is not materially disadvantageous to the Lender and substantially all of such Subsidiary’s property, business, or assets shall be or have been conveyed, sold, assigned, or otherwise transferred to the Borrower or any other Subsidiary of the Borrower.
6.4    Investments, Loans, Advances and Guarantees. The Borrower shall not, and shall not permit any of its Subsidiaries to, purchase, hold, or acquire (including pursuant to any merger with any Person that was not a Subsidiary of the Borrower prior to such merger) any Equity Interests, evidences of indebtedness, or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or Guarantee any Debt of any other Person (any of the foregoing, an “Investment”), except:
(a)    Investments by the Borrower and its Subsidiaries outstanding on the Effective Date;
(b)    Investments by the Borrower in any of its Subsidiaries and Investments by any Subsidiary of the Borrower in another Subsidiary of the Borrower;
(c)    Swap Agreements permitted under Section 6.5;
(d)    Cash Equivalents;
(e)    Guarantees of the obligations (other than Debt for borrowed money, unless such Debt is otherwise permitted under Section 6.1) of any Subsidiary of the Borrower;
(f)    Investments made using the proceeds of the issuance of Equity Interests of the Borrower or capital contributions to the Borrower; and
(g)    other Investments in an aggregate outstanding amount not to exceed (net of return on investment) $1,000,000.
6.5    Swap Agreements. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or permit to exist any Swap Agreement, except Swap Agreements entered into in the conduct of the Business consistent with prudent industry practices and not speculative in nature.
6.6    Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, except:
(a)    any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any other Subsidiary of the Borrower;
(b)    the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests; and
(c)    the Borrower may make dividends or distributions to holders of any Equity Interests of the Borrower from available cash generated from operations to the extent that, both immediately before and after giving pro forma effect thereto, no Default or Event of Default exists or will result therefrom.

6.7    Transactions with Affiliates, Etc. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, acquire, or lease any property from, or sell, transfer, or lease any property to, or otherwise enter into any transaction with, any Affiliate (other than the Borrower or any of its Subsidiaries), except: (i) transactions that are in the ordinary course of business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions that would have been obtainable from a Person other than an Affiliate; (ii) Restricted Payments permitted under Section 6.6; and (iii) the Borrower LLC Agreement and transactions expressly permitted by the Borrower LLC Agreement.
6.8    Sales of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, Dispose of any property, real, personal, or mixed, whether now owned or hereafter acquired, except:
(a)    sales of inventory in the ordinary course of business and the granting of any option or other right to purchase, lease, or otherwise acquire inventory in the ordinary course of its business;
(b)    Dispositions of property (other than any material portion of a Project) that is: (1) being replaced, (2) no longer commercially viable to maintain, or (3) non-material, obsolete, surplus, or worn-out, in each case, whether now owned or hereafter acquired;
(c)    Dispositions of property by any Subsidiary to the Borrower or any other Subsidiary of the Borrower;
(d)    Asset Sales (other than any Project Disposition) and Casualty Events, the Net Cash Proceeds of which are (i) reinvested within 180 days of such Asset Sale or Casualty Event in assets useful in the Business (or, if committed to be reinvested, within 90 days after the end of such 180-day period), or (ii) otherwise applied to repay the Loans;
(e)    a Project Disposition (and all transactions in connection with such Project Disposition as contemplated by Exhibit G to the Borrower LLC Agreement) so long as the Net Cash Proceeds of each such Project Disposition are applied as required by Section 2.6(d);
(f)    the use, sale, exchange, or other Disposition of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement;
(g)    the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business;

(h)    Dispositions constituting Restricted Payments permitted under Section 6.6;
(i)    the sale and lease-back of equipment; and
(j)    other Dispositions of personal property (other than any portion of a Project) the fair market value of which does not exceed $1,000,000 during any fiscal year.
6.9    Certain Amendments. The Borrower shall not, and shall not permit any of its Subsidiaries to, amend, modify, or waive any provision of its organizational documents unless (a) such amendment, modification, or waiver is required by Law or (b) such amendment, modification, or waiver could not reasonably be expected to materially adversely affect any material right or remedy of the Lender under this Agreement.
6.10    Change in the Nature of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the Business.
6.11    Limitation on Restrictions on Subsidiary Distributions. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any of its Subsidiaries to make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Debt owed to, the Borrower or any other Subsidiary of the Borrower, except (i) restrictions and conditions imposed by applicable Law or by this Agreement, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, if such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) restrictions and conditions contained in the documentation evidencing any Debt or Liens permitted hereunder that are not materially more restrictive than the restrictions and conditions set forth in this Agreement, (iv) customary provisions in leases restricting the assignment thereof, and (v) customary provisions in joint venture agreements governing any Subsidiary that is not a wholly-owned Subsidiary.
ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES
7.1    Events of Default. Each of the following events constitutes an “Event of Default”:
(a)    the Borrower fails to pay any principal of any Loan when and as the same becomes due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower fails to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.1) payable under this Agreement, when and as the same becomes due and payable, and such failure continues unremedied for a period of three Business Days following written notice of such failure to the Borrower;
(c)    any representation or warranty made or deemed made to the Lender by or on behalf of the Borrower in this Agreement, or in any report, certificate, financial statement, or other document furnished pursuant to or in connection with this Agreement, proves to be incorrect in any material respect when made or deemed made;
(d)    the Borrower fails to observe or perform any covenant, condition, or agreement contained in Section 5.2(a), Section 5.3(i) (with respect to existence of the Borrower), Section 5.8, or Article VI;
(e)    the Borrower fails to observe or perform any covenant, condition, or agreement contained in this Agreement (other than those specified in clauses (a), (b), or (d) of this Section 7.1) and such failure continues unremedied for a period of 30 days following written notice of such failure to the Borrower;
(f)    the Borrower or any of its Subsidiaries fails to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Debt, when and as the same becomes due and payable and such failure continues after any applicable notice or grace period;
(g)    any event or condition occurs that results in any Material Debt becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the prepayment, repurchase, redemption, or defeasance thereof, prior to its scheduled maturity, except this clause (g) will not apply to (i) secured Debt that becomes due as a result of the disposition of, or casualty or other loss with respect to, the property or assets securing such Debt and (ii) Swap Agreements that are terminated;
(h)    an involuntary proceeding is commenced or an involuntary petition is filed seeking (i) liquidation, reorganization, or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition continues undismissed for 90 days or an order or decree approving or ordering any of the foregoing is entered;
(i)    the Borrower or any of its Subsidiaries (i) voluntarily commences any proceeding or files any petition seeking liquidation, reorganization, or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.1, (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator, or similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) makes a general assignment for the benefit of creditors, or (vi) takes any corporate action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any of its Subsidiaries becomes unable, admits in writing its inability, or fails, generally to pay its debts as they become due;
(k)    one or more final non-appealable judgments for the payment of money in an aggregate amount in excess of $1,000,000 (net of insurance coverage) is rendered against the Borrower or any of its Subsidiaries or any combination thereof and the same remains undischarged for a period of 60 consecutive days during which execution is not effectively stayed, or any action is taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment and is not released, vacated, or fully bonded within 60 days after its attachment or levy; or
(l)    a Change in Control occurs.
7.2    Remedies. Upon the occurrence of any event described in clause (h) or clause (i) of Section 7.1, the Revolving Commitment will automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, will automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower, in each case without further act of the Lender. Following the occurrence and during the continuance of any other Event of Default, the Lender may by notice to the Borrower, take the following actions, at the same or different times: (i) terminate the Revolving Commitment, and thereupon the Revolving Commitment will terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, and provided an Event of Default then exists, be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, will become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself all rights and remedies available to it under this Agreement or applicable Law or equity.
ARTICLE VIII
MISCELLANEOUS
8.1    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein must be in writing and must be delivered by hand or overnight courier service, mailed by certified or registered mail, or sent by telecopy, as follows:
(i)    if to the Borrower, to it at 7200 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, Attention: General Counsel (Telecopy No.: (301) 657-5567; Telephone No.: (240) 482-3840); John Hancock Life Insurance Company (U.S.A.), c/o Verto Management, LLC, 200 Portland Street, Boston, Massachusetts 02114, Attn: Glenn M. Smith, Chief Executive Officer, email: gsmith@vertomgmt.com (Telephone No. (206) 366-5267), and to John Hancock Life Insurance Company (U.S.A.), Power and Infrastructure Team, 197 Clarendon Street, C-2, Boston, Massachusetts 02116, Attn: Matthew L. Fedors, Director, email: mfedors@jhancock.com (Telephone No. (617) 572-4491and email: powerteam@jhancock.com; and
(ii)    if to the Lender, to it at 7200 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, Attention: Chief Financial Officer (Telecopy No.: (301) 657-5567; Telephone No.: (240) 482 3787).
(b)    The Borrower or the Lender may change its address or telecopy number for notices and other communications hereunder by notice to the other party. All notices and other communications given to a party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.
8.2    Waivers; Amendments.
(a)    No failure or delay by the Lender in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies it would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom will in any event be effective unless the same is permitted by clause (b) of this Section 8.2, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the funding of an increase in the outstanding principal amount of the Revolving Loan or the increase in the outstanding principal amount of the Term Loan as a result of PIK Interest will not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.
(b)    This Agreement or any provision hereof may not be waived, amended, or modified, and no consent to any departure by the Borrower from any provision hereof or thereof shall be effective, except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.
8.3    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Lender, including the reasonable and documented fees, charges, and disbursements of counsel to the Lender in connection with the preparation, negotiation, execution, delivery, and administration of this Agreement or any amendments, modifications, or waivers of the provisions hereof (whether or not the transactions contemplated by this Agreement are consummated) and (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges, and disbursements of counsel to the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring, or negotiations in respect of such Loans.
(b)    The Borrower shall indemnify the Lender and each Related Party of the Lender (other than the Borrower and its Subsidiaries) (each such Person being called an “Indemnitee”) against any and all losses, claims, damages, and liabilities, including the reasonable and documented fees, charges, and disbursements of counsel for the Indemnitees (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel to the extent required to avoid such conflict) in defending any such claims, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of: (i) the execution or delivery of this Agreement, the performance by the parties hereto of their respective obligations under this Agreement, or the consummation of the transactions contemplated by this Agreement; (ii) any Loan or the use of the proceeds therefrom; or (iii) any actual or threatened claim, litigation, investigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto.
Notwithstanding the foregoing, such indemnity will not, as to any Indemnitee, be available to the extent such losses, claims, damages, liabilities, or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the negligence or willful misconduct of such Indemnitee.
(c)    To the extent permitted by applicable Law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential, punitive or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above will be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the transactions contemplated thereby, except to the extent such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the negligence or willful misconduct of such Indemnitee.
(d)    All amounts due under this Section 8.3 will be payable on demand.
(e)    Each party’s obligations under this Section 8.3 will survive the termination of this Agreement and payment of the Obligations.
8.4    Successors and Assigns; Register. The provisions of this Agreement are binding upon and will inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns, except the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender, and the Lender may not assign or otherwise transfer any of its rights or obligations under this Agreement except to any current or future Affiliate of the Lender or by way of pledge or assignment of a security interest, and following any such assignment such assignee shall be solely liable for all obligations to fund any increase in the outstanding principal amount of the Revolving Loan in accordance with Article II hereunder. Any other attempted assignment or transfer by any party hereto will be null and void. Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties to this Agreement, their respective successors and permitted assigns and, to the extent expressly contemplated by this Agreement, the Related Parties of the Lender) any legal or equitable right, remedy, or claim under or by reason of this Agreement. The Lender shall record any assignment or transfer of rights by the Lender under this Agreement (including the name and address of such assignee or transferee, the principal amount of Loans and stated interest owing thereto) on a register maintained by the Lender, and no such assignment or transfer shall be effective unless so recorded. Such register shall be conclusive and the Borrower shall treat the Person set forth therein as the Lender for all purposes hereunder.
8.5    Survival. All covenants, agreements, representations, and warranties made by the Borrower in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement will be considered to have been relied upon by the Lender and will survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and will continue in full force and effect until the Final Payment Date. The provisions of Section 8.3 will survive and remain in full force and effect regardless of the consummation of the transactions contemplated by this Agreement, the repayment of the Loans, the expiration or termination of the Revolving Commitment or the termination of this Agreement, or any provision hereof.
8.6    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which constitutes an original, but all of which when taken together constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement will become effective when it has been executed by the Lender and when the Lender has received counterparts hereof bearing the signature of the Borrower, and thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by electronic communication will be effective as delivery of a manually executed counterpart of this Agreement.
8.7    Severability. Any provision of this Agreement held to be invalid, illegal, or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability without affecting the validity, legality, and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction will not invalidate such provision in any other jurisdiction.

8.8    Right of Setoff. If an Event of Default has occurred and is continuing, the Lender, at any time and from time to time, to the fullest extent permitted by applicable Law, may set off and apply any obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, irrespective of whether or not the Lender has made any demand under this Agreement and although such obligations may be contingent or unmatured. The Lender shall notify the Borrower promptly after any such setoff and application, but the failure to give such notice will not affect the validity of such setoff and application.
8.9    Governing Law; Jurisdiction; Consent To Service Of Process.
(a)    This Agreement is governed by and will be construed in accordance with the laws of the State of New York, except for conflicts of laws rules that would require the application of the law of another jurisdiction.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action, litigation, or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment. All claims in respect of any such action, litigation, or proceeding may be heard and determined in such New York state or, to the extent permitted by Law, in such federal court. A final judgment in any such action, litigation, or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement will affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto or its properties in the courts of any jurisdiction.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law (i) any objection it may now or hereafter have to the laying of venue of any action, litigation, or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this section and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

8.10    Waiver Of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort, or any other theory). Each party hereto (a) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
8.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and will not affect the construction of, or be taken into consideration in interpreting, this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
ENVIVA, LP

By:	Enviva GP, LLC, as its sole general partner

By: /s/ SHAI EVEN	Name: Shai Even Title: Executive Vice President and Chief Financial Officer

ENVIVA WILMINGTON HOLDINGS, LLC

By:	Enviva, LP, as its managing member
By: Enviva, GP, LLC, as its sole general partner

By: /s/ WILLIAM H. SCHMIDT, JR
Name: William H. Schmidt, Jr.
Title: Executive Vice President, Corporate Development and General Counsel

Signature Page to Credit Agreement

EXHIBIT A

Form of
BORROWING REQUEST

DATE:	[●]

Pursuant to Section 2.2 of the Second Amended and Restated Credit Agreement, dated as of April 2, 2019 (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), between Enviva, LP as lender, and Enviva Wilmington Holdings, LLC, as borrower (the “Borrower”), the Borrower irrevocably requests the following on [●]:

1.	funding of an increase in the outstanding principal amount of the Revolving Loan in an aggregate principal amount equal to $[●];

2.	to be disbursed to the Borrower’s account as follows:
[Location and number of account].
Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

The Borrower has duly executed and delivered this Borrowing Request as of the date first written above.
BORROWER:

ENVIVA WILMINGTON HOLDINGS, LLC, a Delaware limited liability company

By:	Enviva, LP, as its managing member
By: Enviva, GP, LLC, as its sole general partner

By: /s/ WILLIAM H. SCHMIDT, JR
Name: William H. Schmidt, Jr.
Title: Executive Vice President, Corporate Development and General Counsel

Signature Page to Borrowing Request

SCHEDULE 3.6

Litigation
None.